Exhibit 99.1

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FOURTH-QUARTER 2009 NET INCOME OF
$3.3 BILLION, OR $0.74 PER SHARE, ON REVENUE1 OF $25.2 BILLION
FULL-YEAR 2009 NET INCOME OF $11.7 BILLION, OR $2.26 PER SHARE,
ON RECORD REVENUE1 OF $108.6 BILLION
•	Ranked #1 in Global Investment Banking Fees for full-year 2009
•	Completed Washington Mutual integration and maintained solid growth in Retail Banking, opening more than 6 million new checking accounts in 2009
•	Delivered solid fourth-quarter results in other businesses, including Asset Management and Commercial Banking
•	Credit costs remained high: added $1.9 billion to consumer loan loss reserves, resulting in firmwide credit reserves of $32.5 billion and loan loss coverage ratio of 5.5%[1]
•	Balance sheet strengthened further: Tier 1 Capital of $133.0 billion, or 11.1%, and Tier 1 Common[1] of $105.3 billion, or 8.8% (estimated), at year-end
•	Continued focus on sound lending and efforts to prevent foreclosures:
-	Extended more than $600 billion in new credit during 2009 to consumers, corporations, small businesses, municipalities and non-profits (including more than 18 million card, home equity, mortgage, auto and education loans)
-	Launched new initiative during the quarter to expand lending to small businesses by up to $4 billion in 2010; adding 325 small-business bankers and 100 middle-market bankers to support increased lending
-	Extended offers to modify approximately 600,000 mortgages and approved 120,000 modifications during the year
New York, January 15, 2010 — JPMorgan Chase & Co. (NYSE: JPM) today reported fourth-quarter 2009 net income of $3.3 billion, compared with net income of $702 million in the fourth quarter of 2008. Earnings per share were $0.74, compared with $0.06 in the fourth quarter of 2008. For the full year of 2009, net income was $11.7 billion, or $2.26 per share, up from $5.6 billion, or $1.35 per share, in 2008.
Jamie Dimon, Chairman and Chief Executive Officer, commented on the results: “We gratified that we generated earnings of $3.3 billion for the fourth quarter and nearly $12 billion for the year. Though these results showed improvement, we acknowledge that they fell short of both an adequate return on capital and the firm’s earnings potential. We benefited from the diversity of our leading franchises, as demonstrated by the continued earnings strength of our Investment Bank, Commercial Banking, Asset Management and Retail Banking franchises. We are proud that, throughout these tumultuous times, we never stopped investing in the fundamental growth drivers of our consumer businesses — such as checking and credit card accounts in our Retail Banking and

Investor Contact: Lauren Tyler (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	On a managed basis. For notes on managed basis and other non-GAAP measures, see page 12.

J.P. Morgan Chase & Co.
News Release
Card Services franchises — and have developed new products and services to meet the needs of consumers and small businesses. While we are seeing some stability in delinquencies, consumer credit costs remain high, and weak employment and home prices persist. Accordingly, we remain cautious.”
Commenting on the firm’s balance sheet, Dimon added: “In the fourth quarter, we further strengthened our credit reserves to nearly $33 billion, or 5.5% of total loans. Our earnings generated additional capital, and we ended 2009 with a very strong Tier 1 Capital ratio of 11.1% and a Tier 1 Common ratio of 8.8%. We remain confident that this capital and reserve strength, combined with our significant earnings power, will allow us to meet the uncertainties that lie ahead and still continue investing in our businesses and serving our clients and shareholders over the long term.”
Dimon further remarked: “We remain committed to helping homeowners meet the challenges of declining home prices and rising unemployment. Since 2007, we have initiated more than 900,000 actions to prevent foreclosures through our own programs and through government mortgage modification programs. During 2009 alone we offered approximately 600,000 new trial loan modifications to struggling homeowners. Of these, 89,000 loans have achieved permanent modification. By March 31, 2010, we will have opened 51 Chase Homeownership Centers across the country, and we already have more than 14,000 employees dedicated to mortgage loss mitigation.”
Reflecting on the events of the previous year, Dimon concluded: “Throughout this period of financial turbulence, our employees have never lost focus on what a bank should do — support and serve our 90 million customers and the communities in which we operate; deliver consumer-friendly products and policies; and continue to lend. We extended nearly $250 billion in new credit to consumers during the year, and for our corporate and municipal clients, either lent or assisted them in raising approximately $1 trillion in loans, stocks or bonds. Lastly, I am very proud of our more than 200,000 employees around the world, from our programmers to our receptionists to our bankers. Through their tremendous efforts, we have been able to protect our company and keep it healthy and vibrant, while doing our part to support the global financial system and helping the countries where we do business.”
In the discussion below of the business segments and of JPMorgan Chase as a firm, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded; and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 13.
The following discussion compares the fourth quarter of 2009 with the fourth quarter of 2008 unless otherwise noted.

J.P. Morgan Chase & Co.
News Release
INVESTMENT BANK (IB)

Results for IB				3Q09		4Q08
($ millions)	4Q09	3Q09	4Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,929	$7,508	($272)	($2,579)	(34)%	$5,201	NM
Provision for Credit Losses	(181)	379	765	(560)	NM	(946)	NM
Noninterest Expense	2,286	4,274	2,741	(1,988)	(47)	(455)	(17)%
Net Income /(Loss)	$1,901	$1,921	($2,364)	($20)	(1)%	$4,265	NM
Discussion of Results:
Net income was $1.9 billion, an increase of $4.3 billion from the prior year. These results reflected significantly higher net revenue, a benefit from the provision for credit losses, and lower noninterest expense.
Net revenue was $4.9 billion, compared with negative $272 million in the prior year. Investment banking fees were up 38% to $1.9 billion, consisting of debt underwriting fees of $732 million (up 58%), advisory fees of $611 million (up 6%), and equity underwriting fees of $549 million (up 66%). Fixed Income Markets revenue was $2.7 billion, compared with negative $1.7 billion in the prior year, reflecting modest gains on legacy leveraged lending and mortgage-related positions, compared with markdowns of $2.9 billion in the prior year. Fixed Income Markets revenue declined from a record 2009 third quarter, primarily due to lower overall volumes and tighter spreads across products. Equity Markets revenue was $971 million, compared with negative $94 million in the prior year, reflecting solid client revenue across products and strong trading results. Credit Portfolio revenue was negative $669 million, reflecting the negative impact of credit valuation adjustments on derivative assets and liabilities, and mark-to-market losses on hedges of retained loans, partially offset by net interest income on loans.
The provision for credit losses was a benefit of $181 million, compared with an expense of $765 million in the prior year. The current-quarter provision reflected lower loan balances, driven by loan sales and repayments. The allowance for loan losses to end-of-period loans retained was 8.25%, compared with 4.83% in the prior year. Net charge-offs were $685 million, compared with $87 million in the prior year. Nonperforming loans were $3.5 billion, up by $2.3 billion from the prior year and down by $1.4 billion from the prior quarter.
Noninterest expense was $2.3 billion, down by $455 million, or 17%, from the prior year, driven by lower performance-based compensation and headcount-related1 expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Equity and Equity-related; #1 in Global Long-Term Debt; #1 in Global Syndicated Loans; and #3 in Global Announced M&A, based on volume, for the year ended December 31, 2009, according to Thomson Reuters.
▪	Ranked #1 in Global Investment Banking Fees for the year ended December 31, 2009, according to Dealogic.
▪	Return on equity was 23% on $33.0 billion of average allocated capital.

J.P. Morgan Chase & Co.
News Release
▪	End-of-period loans retained were $45.5 billion, down 36% from the prior year and 18% from the prior quarter. End-of-period fair-value and held-for-sale loans were $3.6 billion, down 74%, from the prior year and 22% from the prior quarter, driven primarily by reductions in leveraged loan exposure.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				3Q09		4Q08
($ millions)	4Q09	3Q09	4Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,669	$8,218	$8,684	($549)	(7)%	($1,015)	(12)%
Provision for Credit Losses	4,229	3,988	3,576	241	6	653	18
Noninterest Expense	4,302	4,196	4,046	106	3%	256	6%
Net Income/(Loss)	($399)	$7	$624	($406)	NM	($1,023)	NM
Discussion of Results:
Retail Financial Services reported a net loss of $399 million, compared with net income of $624 million in the prior year.
Net revenue was $7.7 billion, a decrease of $1.0 billion, or 12%, from the prior year. Net interest income was $5.1 billion, up by $360 million, or 8%, reflecting the impact of wider loan spreads and a shift to wider-spread deposit products, partially offset by lower loan balances. Noninterest revenue was $2.6 billion, down by $1.4 billion, or 35%, driven by lower MSR risk management results and an increase in reserves for the repurchase of previously-sold loans.
The provision for credit losses was $4.2 billion, an increase of $653 million from the prior year and $241 million from the prior quarter. Weak economic conditions and housing price declines continued to drive higher estimated losses for the mortgage and home equity portfolios. The provision included an addition of $1.5 billion to the allowance for loan losses, compared with additions of $1.9 billion in the prior year and $1.4 billion in the prior quarter. Included in the $1.5 billion addition to the allowance was a $491 million increase in the fourth quarter of 2009 related to estimated deterioration in the Washington Mutual purchased credit-impaired portfolio; this compared with no addition in the prior year and a $1.1 billion addition in the prior quarter related to the portfolio. Home equity net charge-offs were $1.2 billion (4.52% net charge-off rate1), compared with $770 million (2.67% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $452 million (14.01% net charge-off rate1), compared with $319 million (8.08% net charge-off rate1) in the prior year. Prime mortgage net charge-offs were $568 million (3.81% net charge-off rate1), compared with $195 million (1.20% net charge-off rate1) in the prior year.
Noninterest expense was $4.3 billion, an increase of $256 million, or 6%, from the prior year.
Retail Banking reported net income of $1.0 billion, relatively flat compared with the prior year.
Net revenue was $4.5 billion, flat compared with the prior year, as an increase in net interest income was offset by a decrease in noninterest revenue. Net interest income benefited from a shift to wider-spread deposit products, largely offset by a decline in time deposit balances. The decrease in noninterest revenue was driven by declining deposit-related fees and investment sales revenue, predominantly offset by an increase in debit card income.

J.P. Morgan Chase & Co.
News Release
The provision for credit losses was $248 million, compared with $268 million in the prior year, reflecting continued weakness in the Business Banking portfolio.
Noninterest expense was $2.6 billion, up by $41 million, or 2%, reflecting increased FDIC insurance premiums and headcount-related1 expense, offset by efficiencies resulting from the Washington Mutual transaction.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Checking accounts totaled 25.7 million, up 5% from the prior year and 1% from the prior quarter.
▪	Average total deposits were $329.8 billion, down 3% from both the prior year and prior quarter due to the maturity of time deposits acquired in the Washington Mutual transaction.
▪	Deposit margin was 3.06%, compared with 2.94% in the prior year and 2.99% in the prior quarter.
▪	Average Business Banking and other loans were $17.2 billion, down 5% from the prior year and 3% from the prior quarter, while originations were $670 million, down 13% from the prior year and up 40% from the prior quarter.
▪	Branch sales of credit cards decreased 31% from the prior year and 6% from the prior quarter.
▪	Branch sales of investment products increased 48% from the prior year, partially driven by significantly increased sales in the Washington Mutual footprint, and declined 6% from the prior quarter.
▪	Overhead ratio (excluding amortization of core deposit intangibles) was 55%, compared with 54% in the prior year and 56% in the prior quarter.
▪	Number of branches was 5,154, down 6% from the prior year and up 1% from the prior quarter.
Consumer Lending reported a net loss of $1.4 billion, compared with a net loss of $416 million in the prior year. The decrease was driven by lower net revenue, a higher provision for credit losses and higher noninterest expense.
Net revenue was $3.1 billion, down by $1.0 billion, or 24%, from the prior year. The decrease was driven by lower mortgage fees and related income and lower loan balances, partially offset by wider loan spreads. Mortgage fees and related income decreased due to lower mortgage production revenue and lower net mortgage servicing revenue. Mortgage production revenue was negative $192 million, compared with positive $62 million in the prior year, as an increase in reserves for the repurchase of previously-sold loans was largely offset by wider margins on new originations and the absence of markdowns of the mortgage warehouse in the prior year. Operating revenue, which represents loan servicing revenue net of other changes in fair value of the MSR asset, was $564 million, up by $41 million. MSR risk management results were $109 million, compared with $1.4 billion in the prior year.
The provision for credit losses was $4.0 billion, compared with $3.3 billion in the prior year. The provision reflected an increase in the allowance for loan losses of $1.5 billion in the current quarter, resulting in an allowance for loan losses to ending loans retained1 of 5.04%, compared with 3.16% in the prior year (see Retail Financial Services discussion of the provision for credit losses, above, for further detail).

J.P. Morgan Chase & Co.
News Release
Noninterest expense was $1.7 billion, up by $215 million, or 14%, from the prior year, reflecting higher servicing and default-related expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Average mortgage loans were $136.3 billion, down by $13.7 billion. Mortgage loan originations were $34.8 billion, up 24% from the prior year and down 6% from the prior quarter.
▪	Total third-party mortgage loans serviced were $1.1 trillion, a decrease of $90.5 billion, or 8%.
▪	Average home equity loans were $130.0 billion, down by $12.8 billion. Home equity originations were $402 million, down 76% from the prior year and 20% from the prior quarter.
▪	Average auto loans were $45.3 billion, up 6%. Auto loan originations were $5.9 billion, up 111% from the prior year and down 14% from the prior quarter.
CARD SERVICES (CS)(*)

Results for CS				3Q09		4Q08
($ millions)	4Q09	3Q09	4Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$5,148	$5,159	$4,908	($11)	—%	$240	5%
Provision for Credit Losses	4,239	4,967	3,966	(728)	(15)	273	7
Noninterest Expense	1,396	1,306	1,489	90	7	(93)	(6)
Net Loss	($306)	($700)	($371)	$394	56%	$65	18%

(*)	Presented on a managed basis; see notes on page 13 for further explanation of managed basis.
Discussion of Results:
Card Services reported a net loss of $306 million, compared with a net loss of $371 million in the prior year. The improvement was driven by higher net revenue and lower noninterest expense, partially offset by an increase in the provision for credit losses.
End-of-period managed loans were $163.4 billion, a decrease of $26.9 billion, or 14%, from the prior year and a decrease of $1.8 billion, or 1%, from the prior quarter. Average managed loans were $163.2 billion, a decrease of $24.1 billion, or 13%, from the prior year and a decrease of $6.0 billion, or 4%, from the prior quarter. Excluding the impact of the Washington Mutual transaction, end-of-period and average managed loans were $143.8 billion and $142.8 billion, respectively.
Managed net revenue was $5.1 billion, an increase of $240 million, or 5%, from the prior year. Net interest income was $4.3 billion, down by $55 million, or 1%, from the prior year. The decrease was driven by lower average managed loan balances, a decreased level of fees, the impact of legislative changes, and higher revenue reversals associated with higher charge-offs, offset by wider loan spreads. Noninterest revenue was $885 million, an increase of $295 million, or 50%, from the prior year. The prior year reflected a write-down of securitization interests.
The managed provision for credit losses was $4.2 billion, compared with $4.0 billion in the prior year and $5.0 billion in the prior quarter. The current-quarter provision was driven by continued high levels of charge-offs and an addition of $400 million to the allowance for loan losses, reflecting continued weakness in the credit environment. The managed net charge-off rate for the quarter was 9.33%, up from 5.56% in the prior year and down from 10.30% in the prior quarter. The current-quarter net charge-off rate included a benefit of approximately 60 basis points from a

J.P. Morgan Chase & Co.
News Release
payment holiday program offered in the second quarter of 2009. The 30-day managed delinquency rate was 6.28%, up from 4.97% in the prior year and 5.99% in the prior quarter. Excluding the impact of the Washington Mutual transaction, the managed net charge-off rate for the fourth quarter was 8.64%, and the 30-day delinquency rate was 5.52%.
Noninterest expense was $1.4 billion, a decrease of $93 million, or 6%, reflecting efficiencies resulting from the Washington Mutual transaction.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Return on equity was negative 8%, up from negative 10%.
▪	Pretax income to average managed loans (ROO) was negative 1.18%, compared with negative 1.16% in the prior year and negative 2.61% in the prior quarter.
▪	Net interest income as a percentage of average managed loans was 10.36%, up from 9.17% in the prior year and 10.15% in the prior quarter. Excluding the impact of the Washington Mutual transaction, the ratio was 9.40%.
▪	Net accounts of 3.2 million were opened.
▪	Charge volume was $86.9 billion, a decrease of $9.1 billion, or 9%. Excluding the impact of the Washington Mutual transaction, charge volume was $83.6 billion, a decrease of $4.6 billion, or 5%, driven by lower balance transfer volume. Sales volume increased 2%.
▪	Merchant processing volume was $110.4 billion, on 4.9 billion total transactions processed.
COMMERCIAL BANKING (CB)

Results for CB				3Q09		4Q08
($ millions)	4Q09	3Q09	4Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,406	$1,459	$1,479	($53)	(4)%	($73)	(5)%
Provision for Credit Losses	494	355	190	139	39	304	160
Noninterest Expense	543	545	499	(2)	—	44	9
Net Income	$224	$341	$480	($117)	(34)%	($256)	(53)%
Discussion of Results:
Net income was $224 million, a decrease of $256 million, or 53%, from the prior year, driven by an increase in the provision for credit losses, lower net revenue and higher noninterest expense.
Net revenue was $1.4 billion, a decrease of $73 million, or 5%, from the prior year. Net interest income was $943 million, down by $160 million, or 15%, driven by spread compression on liability products and lower loan balances, partially offset by wider loan spreads, a shift to higher-spread liability products and overall growth in liability balances. Noninterest revenue was $463 million, an increase of $87 million, or 23%, reflecting higher lending-related fees, investment banking fees, and other income.
Revenue from Middle Market Banking was $760 million, a decrease of $36 million, or 5%, from the prior year. Revenue from Commercial Term Lending was $191 million, a decrease of $52 million, or 21%. Revenue from Mid-Corporate Banking was $277 million, an increase of $34 million, or 14%. Revenue from Real Estate Banking was $100 million, a decrease of $31 million, or 24%.

J.P. Morgan Chase & Co.
News Release
The provision for credit losses was $494 million, compared with $190 million in the prior year, reflecting continued weakness in the credit environment, particularly real estate-related segments. Net charge-offs were $483 million (1.92% net charge-off rate), compared with $118 million (0.40% net charge-off rate) in the prior year and $291 million (1.11% net charge-off rate) in the prior quarter. The allowance for loan losses to end-of-period loans retained was 3.12%, up from 2.45% in the prior year and 3.01% in the prior quarter. Nonperforming loans were $2.8 billion, up by $1.8 billion from the prior year and $499 million from the prior quarter, reflecting increases in each business segment.
Noninterest expense was $543 million, an increase of $44 million, or 9%, reflecting higher performance-based compensation and FDIC insurance premiums, partially offset by lower headcount-related1 expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Overhead ratio was 39%, an increase from 34% in the prior year.
▪	Gross investment banking revenue (which is shared with the Investment Bank) was $328 million, up by $87 million, or 36%.
▪	Average loan balances were $100.2 billion, down by $17.5 billion, or 15%, from the prior year, and $3.9 billion, or 4%, from the prior quarter.
▪	End-of-period loan balances were $97.4 billion, down by $18.0 billion, or 16%, from the prior year, and $4.5 billion, or 4%, from the prior quarter.
▪	Average liability balances were $122.5 billion, up by $8.4 billion, or 7%, from the prior year and $13.2 billion, or 12%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				3Q09		4Q08
($ millions)	4Q09	3Q09	4Q08	$O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,835	$1,788	$2,249	$47	3%	($414)	(18)%
Provision for Credit Losses	53	13	45	40	308	8	18
Noninterest Expense	1,391	1,280	1,339	111	9	52	4
Net Income	$237	$302	$533	($65)	(22)%	($296)	(56)%
Discussion of Results:
Net income was $237 million, a decrease of $296 million, or 56%, from the fourth quarter of 2008. The decrease was driven by lower net revenue, primarily related to declining liability balances, which had been elevated during the prior year due to extraordinary market conditions.
Net revenue was $1.8 billion, a decrease of $414 million, or 18%, from the prior year. Worldwide Securities Services net revenue was $917 million, a decrease of $264 million, or 22%. The decrease was driven by lower balances and spreads on liability products, lower securities lending balances, and narrower spreads in foreign exchange, partially offset by the effects of market levels and net inflows of assets under custody. Treasury Services net revenue was $918 million, a decrease of $150 million, or 14%. The decrease reflected lower deposit balances and spreads, partially offset by higher card product volumes.
TSS generated firmwide net revenue1 of $2.5 billion, including $1.6 billion of net revenue in Treasury Services; of that amount, $918 million was recorded in the Treasury Services business, $645 million was recorded in the Commercial Banking business, and $57 million was recorded in

J.P. Morgan Chase & Co.
News Release
other lines of business. The remaining $917 million of net revenue was recorded in Worldwide Securities Services.
The provision for credit losses was $53 million, an increase of $8 million, or 18%, reflecting continued weakness in the credit environment.
Noninterest expense was $1.4 billion, an increase of $52 million, or 4%, reflecting higher performance-based compensation and FDIC insurance premiums, predominantly offset by lower headcount-related1 expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Pretax margin[1] was 20%, down from 37% in the prior year and 26% in the prior quarter.
▪	Average liability balances were $250.7 billion, down 25% from the prior year and up 8% from the prior quarter.
▪	Assets under custody were $14.9 trillion, up 13% from the prior year.
ASSET MANAGEMENT (AM)

Results for AM				3Q09		4Q08
($ millions)	4Q09	3Q09	4Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,195	$2,085	$1,658	$110	5%	$537	32%
Provision for Credit Losses	58	38	32	20	53	26	81
Noninterest Expense	1,470	1,351	1,213	119	9	257	21
Net Income	$424	$430	$255	($6)	(1)%	$169	66%
Discussion of Results:
Net income was $424 million, an increase of $169 million, or 66%, from the prior year. These results reflected higher net revenue offset largely by higher noninterest expense and a higher provision for credit losses.
Net revenue was $2.2 billion, an increase of $537 million, or 32%, from the prior year. Noninterest revenue was $1.8 billion, an increase of $631 million, or 53%, predominantly due to higher valuations of seed capital investments, higher performance fees, the effect of higher market levels and higher placement fees. Net interest income was $372 million, down by $94 million, or 20%, from the prior year, due to narrower deposit spreads offset partially by wider loan spreads.
Revenue from the Private Bank was $723 million, up 15% from the prior year. Revenue from Institutional was $584 million, up 79%. Revenue from Retail was $445 million, up 68%. Revenue from Private Wealth Management remained flat at $331 million. Revenue from Bear Stearns Private Client Services was $112 million, up 6%.
Assets under supervision were $1.7 trillion, an increase of $205 billion, or 14%, from the prior year. Assets under management were $1.2 trillion, an increase of $116 billion, or 10%, from the prior year. The increases were due to the effect of higher market levels and inflows in fixed income and equity products offset partially by outflows in cash products. Custody, brokerage, administration and deposit balances were $452 billion, up by $89 billion, due to the effect of higher market levels on custody and brokerage balances, and brokerage inflows in the Private Bank.

J.P. Morgan Chase & Co.
News Release
The provision for credit losses was $58 million, an increase of $26 million from the prior year, reflecting continued weakness in the credit environment.
Noninterest expense was $1.5 billion, an increase of $257 million, or 21%, from the prior year, reflecting higher performance-based compensation and FDIC insurance premiums, partially offset by lower headcount-related1 expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Pretax margin[1] was 30%, up from 25%.
▪	Assets under management reflected net outflows of $24 billion for the quarter and net inflows of $28 billion for the year ended December 31, 2009.
▪	Assets under management ranked in the top two quartiles for investment performance were 74% over five years, 62% over three years and 57% over one year.
▪	Customer assets in 4 and 5 Star-rated funds were 42%.
▪	Average loans were $36.1 billion, down by $714 million, or 2%, from the prior year.
▪	End-of-period loan balances were $37.8 billion, up by $1.6 billion, or 4%, from the prior year and $1.9 billion, or 5%, from the prior quarter.
▪	Average deposits were $77.4 billion, up by $441 million, or 1%, from the prior year.
CORPORATE/PRIVATE EQUITY(*)

Results for Corporate/Private				3Q09		4Q08
Equity ($ millions)	4Q09	3Q09	4Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,084	$2,594	$432	($510)	(20)%	$1,652	382%
Provision for Credit Losses	9	62	(33)	(53)	(85)	42	NM
Noninterest Expense	616	503	(72)	113	22	688	NM
Extraordinary Gain	—	76	1,325	(76)	NM	(1,325)	NM
Net Income	$1,197	$1,287	$1,545	($90)	(7)%	($348)	(23)%

(*)	This segment includes the results of the Private Equity and Corporate business segments, as well as merger-related items.
Discussion of Results:
Net income was $1.2 billion, compared with $1.5 billion in the prior year.
Private Equity reported net income of $141 million, compared with a net loss of $682 million in the prior year. Net revenue was $296 million, an increase of $1.4 billion, reflecting Private Equity gains of $273 million, compared with losses of $1.1 billion in the prior year. Noninterest expense was $76 million, an increase of $116 million.
Net income for Corporate was $1.2 billion, compared with $1.2 billion in the prior year. Net revenue was $1.8 billion, reflecting continued elevated levels of net interest income, trading and securities gains from the investment portfolio. Merger-related items were negative $173 million, compared with positive $1.1 billion in the prior year.

J.P. Morgan Chase & Co.
News Release
JPMORGAN CHASE (JPM)(*)

Results for JPM				3Q09		4Q08
($ millions)	4Q09	3Q09	4Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$25,236	$28,780	$19,108	($3,544)	(12)%	$6,128	32%
Provision for Credit Losses	8,901	9,802	8,541	(901)	(9)	360	4
Noninterest Expense	12,004	13,455	11,255	(1,451)	(11)	749	7
Extraordinary Gain	—	76	1,325	(76)	NM	(1,325)	NM
Net Income	$3,278	$3,588	$702	($310)	(9)%	$2,576	367%

(*)	Presented on a managed basis; see notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $23,164 million, $26,622 million and $17,226 million for the fourth quarter of 2009, third quarter of 2009 and fourth quarter of 2008, respectively.
Discussion of Results:
Net income was $3.3 billion, an increase of $2.6 billion from the prior year. The increase in earnings was driven by higher net revenue, partially offset by higher noninterest expense and provision for credit losses.
Managed net revenue was $25.2 billion, an increase of $6.1 billion, or 32%, from the prior year. Noninterest revenue was $10.8 billion, up by $7.6 billion. The increase was driven by significantly higher principal transactions revenue and higher investment banking fees, partially offset by lower MSR risk management results, and the absence of a gain from the dissolution of the Chase Paymentech joint venture in the fourth quarter of 2008. Net interest income was $14.4 billion, down by $1.4 billion, or 9%, driven by lower trading-related net interest income, lower loan balances and spread compression on liability and deposit products, predominantly offset by wider loan spreads and higher investment portfolio net interest income.
The managed provision for credit losses was $8.9 billion, up by $360 million, or 4%, from the prior year. The resulting firmwide allowance for loan losses to end-of-period loans retained1 was 5.51% compared with 3.62% in the prior year. The total consumer-managed provision for credit losses was $8.5 billion, compared with $7.4 billion in the prior year, reflecting higher net charge-offs across most consumer portfolios, partially offset by a lower addition to the allowance for credit losses primarily relating to Card Services. Consumer-managed net charge-offs were $6.6 billion, compared with $4.3 billion in the prior year, resulting in managed net charge-off rates1 of 6.05% and 3.62%, respectively. The wholesale provision for credit losses was $421 million, compared with $1.1 billion in the prior year, reflecting releases in the allowance for loan losses in the current quarter due to loan sales and repayments offset by higher charge-offs. Wholesale net charge-offs were $1.2 billion, compared with net charge-offs of $217 million in the prior year, resulting in net charge-off rates of 2.31% and 0.33%, respectively, reflecting continued weakening in the credit environment. The firm’s nonperforming assets totaled $19.7 billion at December 31, 2009, up from the prior-year level of $12.7 billion.
Noninterest expense was $12.0 billion, up by $749 million, or 7%, reflecting higher performance-based compensation, servicing and default-related expense and FDIC insurance premiums, largely offset by efficiencies resulting from the Washington Mutual transaction and lower headcount-related1 expense.

J.P. Morgan Chase & Co.
News Release
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Tier 1 Capital ratio was 11.1% at December 31, 2009 (estimated), 10.2% at September 30, 2009, and 10.9% at December 31, 2008.
▪	Tier 1 Common ratio was 8.8% at December 31, 2009 (estimated), 8.2% at September 30, 2009, and 7.0% at December 31, 2008.
▪	Headcount was 222,316, a decrease of 2,645, or 1%.

J.P. Morgan Chase & Co.
News Release
1. Notes on non-GAAP financial measures:
a. In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s results and the results of the lines of business on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments.
First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. The presentation of Card Services results on a managed basis assumes that credit card loans that have been securitized and sold in accordance with U.S. GAAP remain on the balance sheet, and that the earnings on the securitized loans are classified in the same manner as the earnings on retained loans recorded on the balance sheet. JPMorgan Chase uses the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations are funded and decisions are made about allocating resources, such as employees and capital, based on managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the balance sheet and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance will affect both the securitized loans and the loans retained on the balance sheet. JPMorgan Chase believes managed basis information is useful to investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and the firm’s retained interests in securitized loans.
Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense.
See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement for a reconciliation of JPMorgan Chase’s income statement from a reported basis to a managed basis.
b. The allowance for loan losses to end-of-period loans excludes purchased credit-impaired loans and loans from the Washington Mutual Master Trust, which were consolidated on the Firm’s balance sheet at fair value during the second quarter of 2009. Additionally, Consumer Lending net charge-off rates exclude the impact of purchased credit-impaired loans. The allowance for loan losses applicable to these loans was $1.6 billion at December 31, 2009. There was no allowance for loan losses recorded for these loans at December 31, 2008.
c. Tier 1 Common Capital (“Tier 1 Common”) is defined as Tier 1 capital less elements of capital not in the form of common equity — such as qualifying perpetual preferred stock, qualifying noncontrolling interest in subsidiaries and qualifying trust preferred capital debt securities. Tier 1 common capital, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position.
d. Headcount-related expense includes salary and benefits, and other noncompensation costs related to employees.
e. TSS firmwide revenue includes certain TSS product revenue and liability balances reported in other lines of business, mainly CB, RFS and AM, related to customers who are also customers of those lines of business.
f. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.0 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small-business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern Standard Time) to review fourth-quarter financial results. The general public can access the call by dialing (866) 541-2724, or (877) 368-8360 in the U.S. and Canada, and (706) 634-7246 for international participants. The live audio webcast and presentation slides will be available at the firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.
A replay of the conference call will be available beginning at approximately noon on Friday, January 15, through midnight, Saturday, January 30, by telephone at (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international); use Conference ID 45415483. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2009, June 30, 2009, and March 31, 2009, and its Annual Report on Form 10-K for the year ended December 31, 2008, each of which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						FULL YEAR
					4Q09 Change				2009 Change
	4Q09		3Q09	4Q08	3Q09	4Q08	2009	2008	2008
SELECTED INCOME STATEMENT DATA:
Reported Basis
Total net revenue	$23,164		$26,622	$17,226	(13)%	34%	$100,434	$67,252	49%
Total noninterest expense	12,004		13,455	11,255	(11)	7	52,352	43,500	20
Pre-provision profit (a)	11,160		13,167	5,971	(15)	87	48,082	23,752	102
Provision for credit losses	7,284		8,104	7,313	(10)	—	32,015	20,979	53
Income/(loss) before extraordinary gain	3,278		3,512	(623)	(7)	NM	11,652	3,699	215
Extraordinary gain	—		76	1,325	NM	NM	76	1,906	(96)
NET INCOME	3,278		3,588	702	(9)	367	11,728	5,605	109

Managed Basis (b)
Total net revenue	$25,236		$28,780	$19,108	(12)	32	$108,647	$72,772	49
Total noninterest expense	12,004		13,455	11,255	(11)	7	52,352	43,500	20
Pre-provision profit (a)	13,232		15,325	7,853	(14)	68	56,295	29,272	92
Provision for credit losses	8,901		9,802	8,541	(9)	4	38,458	24,591	56
Income/(loss) before extraordinary gain	3,278		3,512	(623)	(7)	NM	11,652	3,699	215
Extraordinary gain	—		76	1,325	NM	NM	76	1,906	(96)
NET INCOME	3,278		3,588	702	(9)	367	11,728	5,605	109

PER COMMON SHARE:
Basic Earnings (c)
Income/(loss) before extraordinary gain	0.75		0.80	(0.29)	(6)	NM	2.25	0.81	178
Net income	0.75		0.82	0.06	(9)	NM	2.27	1.35	68

Diluted Earnings (c) (d)
Income/(loss) before extraordinary gain	0.74		0.80	(0.29)	(8)	NM	2.24	0.81	177
Net income	0.74		0.82	0.06	(10)	NM	2.26	1.35	67

Cash dividends declared	0.05		0.05	0.38	—	(87)	0.20	1.52	(87)
Book value	39.88		39.12	36.15	2	10	39.88	36.15	10
Closing share price	41.67		43.82	31.53	(5)	32	41.67	31.53	32
Market capitalization	164,261		172,596	117,695	(5)	40	164,261	117,695	40

COMMON SHARES OUTSTANDING:
Weighted-average diluted shares outstanding (c)	3,974.1		3,962.0	3,737.5	—	6	3,879.7	3,521.8	10
Common shares outstanding at period-end	3,942.0		3,938.7	3,732.8	—	6	3,942.0	3,732.8	6

FINANCIAL RATIOS: (e)
Income/(loss) before extraordinary gain:
Return on common equity (“ROE”) (f)	8%		9%	(3)%			6%	2%
Return on tangible common equity (“ROTCE”) (f)(g)	12		13	(5)			10	4
Return on assets (“ROA”)	0.65		0.70	(0.11)			0.58	0.21
Net income:
ROE (f)	8		9	1			6	4
ROTCE (f)(g)	12		14	1			10	6
ROA	0.65		0.71	0.13			0.58	0.31

CAPITAL RATIOS:
Tier 1 capital ratio	11.1	(i)	10.2	10.9
Total capital ratio	14.8	(i)	13.9	14.8
Tier 1 common capital ratio (h)	8.8	(i)	8.2	7.0

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$2,031,989		$2,041,009	$2,175,052	—	(7)	$2,031,989	$2,175,052	(7)
Wholesale loans	204,175		218,953	262,044	(7)	(22)	204,175	262,044	(22)
Consumer loans	429,283		434,191	482,854	(1)	(11)	429,283	482,854	(11)
Deposits	938,367		867,977	1,009,277	8	(7)	938,367	1,009,277	(7)
Common stockholders’ equity	157,213		154,101	134,945	2	17	157,213	134,945	17
Total stockholders’ equity	165,365		162,253	166,884	2	(1)	165,365	166,884	(1)

Headcount	222,316		220,861	224,961	1	(1)	222,316	224,961	(1)

LINE OF BUSINESS NET INCOME/(LOSS)
Investment Bank	$1,901		$1,921	$(2,364)	(1)	NM	$6,899	$(1,175)	NM
Retail Financial Services	(399)		7	624	NM	NM	97	880	(89)
Card Services	(306)		(700)	(371)	56	18	(2,225)	780	NM
Commercial Banking	224		341	480	(34)	(53)	1,271	1,439	(12)
Treasury & Securities Services	237		302	533	(22)	(56)	1,226	1,767	(31)
Asset Management	424		430	255	(1)	66	1,430	1,357	5
Corporate/Private Equity	1,197		1,287	1,545	(7)	(23)	3,030	557	444

Net income	$3,278		$3,588	$702	(9)	367	$11,728	$5,605	109

(a)	Pre-provision profit is total net revenue less noninterest expense. The Firm believes that this financial measure is useful in assessing the ability of a lending institution to generate income in excess of its provision for credit losses.

(b)	For further discussion of managed basis, see Note 1.a on page 13.

(c)	Effective January 1, 2009, the Firm implemented new FASB guidance for participating securities. Accordingly, prior period amounts have been revised as required. For further discussion of the guidance, see Per share-related information on page 36 of the Earnings Release Financial Supplement.

(d)	The calculation of full year 2009 earnings per share includes a one-time, non-cash reduction of $1.1 billion, or $0.27 per share, resulting from repayment of TARP preferred capital.

(e)	Quarterly ratios are based upon annualized amounts.

(f)	The calculation of full year 2009 net income applicable to common equity includes a one-time, non-cash reduction of $1.1 billion resulting from repayment of TARP preferred capital. Excluding this reduction, the adjusted ROE for the full year 2009 was 7% and the adjusted ROTCE was 11%, respectively. The Firm views the adjusted ROE and ROTCE, both non-GAAP financial measures, as meaningful because they increase the comparability to prior periods.

(g)	Net income applicable to common equity divided by total average common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less identifiable intangible assets (other than MSRs) and goodwill, net of related deferred tax liabilities. The Firm uses return on tangible common equity, a non-GAAP financial measure, to assess the Firm’s use of equity.

(h)	Tier 1 common is calculated as Tier 1 capital less qualifying perpetual preferred stock, qualifying trust preferred securities and qualifying minority interest in subsidiaries. The Firm uses the Tier 1 common capital ratio, a non-GAAP financial measure, to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies.

(i)	Estimated.